Exhibit 99.1

November 3, 2010

Everflow Eastern Partners LP

Attn: Mr. Bill Siskovic

585 W. Main Street

Canfield, OH 44406

Re:	Offer to Purchase

Dear Mr. Siskovic:

Ohio Buckeye Energy, L.L.C. (“Chesapeake”) hereby submits a cash offer of One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) per Seller Net Acre (as defined herein) (the “Purchase Price”) effective October 1, 2010 (the “Effective Date”) for all of Everflow Eastern Partners LP’s (“Seller”) right, title and interest in and to the properties as depicted on Exhibit “A”, attached hereto, which Seller represents being approximately 32,400 Seller Net Acres, including all leasehold, unit rights and any other rights, permits or privileges relating to the ownership of said properties (collectively “Properties”).

This offer is subject to the following terms and conditions:

1.	Seller shall deliver a weighted average net revenue interest in the leases to be conveyed to Chesapeake of no less than 84.766% in the aggregate. Should the weighted average net revenue interest be determined to be more or less than 84.766%, then the parties hereto agree that the Purchase Price shall be adjusted upward or downward to reflect such revised weighted average net revenue interest. Such adjustment shall be calculated by multiplying (i) the total Seller Net Acres delivered to Chesapeake at the closing contemplated herein by (ii) an amount equal to Fifty and no/100 Dollars ($50.00) multiplied by the undivided percentage point variance between 84.766% and the actual weighted average net revenue interest relative to such total Seller Net Acres delivered to Chesapeake at the closing contemplated herein. In no event shall the net revenue interest delivered to Chesapeake in any lease be less than 80%. If it is determined that the net revenue interest in any lease is less than 80%, then either (a) the parties shall agree on a mutually acceptable price for the Seller Net Acres attributable to such lease, or (b) the Seller Net Acres attributable to such lease shall be excluded from the transaction contemplated herein. By way of example, should Seller deliver to Chesapeake 30,000 Seller Net Acres and it is determined that the weighted average net revenue interest in such 30,000 Seller Net Acres is 83.766%, then the downward adjustment to the consideration paid for such 30,000 Seller Net Acres shall be $1,500,000.00, calculated as follows: 30,000 Seller Net Acres × ($50.00 × (84.766% - 83.766%)) = $1,500,000.00. The Seller Net Acres and associated net revenue interests to be conveyed shall be limited to all depths below the stratigraphic equivalent of the top of the Queenston Formation (the “Deep Rights”). For the purposes of this offer, “Seller Net Acres” shall be defined as, for each lease, (x) the number of gross acres in the lands covered by such leasehold interest, multiplied by (y) the interest in oil, gas and other minerals covered by such lease in such lands, multiplied by (z) the Sellers’s undivided working interest in such lease, provided that if items (y) and/or (z) vary as to different areas of such lands covered by such leasehold interest, a separate calculation shall be done for each such area.

Everflow Eastern Partners LP

November 3, 2010

2.	Chesapeake’s offer is based on the Properties being held by production by the wells listed on the attached Exhibit “B”. Additionally, Seller, its successors and assigns, shall continue to perpetuate the leases from which the Properties are derived, through continuous operations or other acceptable means of perpetuation of such leases on the Seller’s retained shallow rights for a term of no less than five (5) years from the closing date of the transaction contemplated herein. If Seller, its successors and assigns, fails to perpetuate the producing leases during such five (5) year period as described herein, Seller shall refund to Chesapeake the portion of the Purchase Price attributable to the affected Properties based on an allocated value of One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) per Seller Net Acre, provided however, that should Seller revive or otherwise renew such expired leases within three (3) months of their expiration, Chesapeake, at its sole option, shall have the right to acquire the Deep Rights on such revived or renewed leases for One Thousand Two Hundred Fifty and no/100 Dollars ($1,250.00) per Seller Net Acre.

3.	Seller shall retain an option to participate with up to a five percent (5%) working interest in the initial well drilled within any proposed drilling and spacing unit that includes any portion of the Properties, such interest to be proportionately reduced to the extent Chesapeake forms a unit wherein the leasehold conveyed by Seller pursuant to the transaction contemplated herein comprises less than one hundred percent (100%) of the acreage within such drilling and spacing unit. Seller’s option to participate shall be on a unit basis and not on a well by well basis. Failure of Seller to participate with its proportionately reduced working interest in such initial well in any drilling and spacing unit shall result in the forfeiture of Seller’s option to participate in such acreage and to the wells lying in such drilling and spacing unit. To the extent Seller elects to participate in such initial well drilled in any drilling and spacing unit that includes any portion of the Properties, Seller’s future right of participation in the drilling and spacing unit shall be limited to its initial working interest participation in such drilling and spacing unit and the rights and interest of the parties would be subject to a mutually agreeable AAPL Form 610-1982 Model Form Operating Agreement designating Chesapeake or its designated affiliate, as the operator under such Operating Agreement. Seller’s participation shall be on a “heads-up” basis with Seller paying its proportionate share of all well costs paid by Chesapeake incurred to drill such well and all leasehold costs at the same price per acre paid by Chesapeake herein.

4.	Chesapeake shall not include or pool the Properties into any drilling and/or spacing unit for the purposes of exploring for oil, gas or their constituents, in excess of 2,500 acres, without Seller’s written consent, such consent not to be unreasonably withheld.

5.	Seller shall be liable for all unit and lease costs attributable to the Properties (including but not limited to ad valorem, production, severance or excise taxes, royalties and lease bonus, rentals and other obligations) and entitled to all unit revenues attributable to the Properties prior to the Effective Date. Unless otherwise specified herein, Chesapeake shall be responsible for and entitled to same, as they pertain to the Deep Rights, after the Effective Date, provided however, that any payments due the lessor constituting compensation for the lease, including but not limited to lease bonus payments, shall be the responsibility of the Seller, whether occurring or accruing before or after the Effective Date. Any adjustments pursuant to this section will be made at closing, if possible. If adjustment amounts are indeterminable as of closing, adjustment will be made within 90 days of closing.

6.

Following Seller’s acceptance of this offer, Seller shall provide to Chesapeake a complete description of each lease to be conveyed including lessor name, lessee name, recording data, lease date, state, county, township, tax parcel number and/or legal description, gross acres, net acres, Seller Net Acres, net revenue interest and any material contracts affecting the Properties (the “Lease Data”). It is agreed between the parties that Seller may provide the Lease Data to Chesapeake in multiple submittals, however, Chesapeake’s Title Examination Period (as defined herein) shall not begin until Seller has provided the Lease Data for all the Properties to Chesapeake. Upon Chesapeake’s written receipt of all the Lease Data from Seller, Chesapeake,

Everflow Eastern Partners LP

November 3, 2010

at its sole cost, shall have ninety (90) days (the “Title Examination Period”) to examine lease terms, title, lease maintenance obligations and satisfaction thereof, environmental condition, surface accessibility for drilling purposes, mortgages, liens, other encumbrances and any other contract related terms with all being acceptable to Chesapeake before closing. Seller shall give Chesapeake, or Chesapeake’s representatives, access to Seller’s records pertaining to the ownership of the Properties for the purpose of conducting its due diligence reviews. Any adjustments to the Purchase Price as a result of a defect, including but not limited to, any mortgages, liens or other encumbrances, preferential rights and consents, insufficient production to perpetuate the leases, obligations to third parties under areas of mutual interest, exploration agreements or other third party contracts, imperfections in title and shortfalls to the Seller Net Acres or associated net revenue interests (collectively “Defects”), shall be adjusted based on an allocated value of One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) per Seller Net Acre, provided however, that any unsubordinated home mortgages by landowners and homeowners with respect to which there is no pending foreclosure or enforcement action shall not constitute a Defect and Seller shall not be required to seek or secure subordination of any such arrangements.

7.	Seller represents that all the leases comprising the Properties are in full force and effect, and are valid and subsisting documents. Seller also represents that all lease bonuses, deferred bonuses, royalties, rentals, and other payments, due under the oil and gas leases that comprise the Properties have been fully, properly and timely paid, and that Seller is not in default under the terms of any such lease and has not received notice of and does not have knowledge of any default under the terms and provisions of any leases comprising the Properties.

8.	Closing on all the Properties shall occur on a mutually agreeable date within sixty (60) days after the end of Chesapeake’s ninety (90) day title review period, and the Purchase Price shall be adjusted downward for the cumulative value of any uncured Defects that affect the Properties.

9.	Within ten (10) days after Seller’s written acceptance of this Offer to Purchase, Chesapeake shall wire funds to an account designated by Seller in the amount of One Million and no/100 Dollars ($1,000,000.00), which shall be credited to Chesapeake at the closing contemplated herein (the “Performance Deposit”). In the event that (a) the transaction contemplated herein is not consummated through no fault of Chesapeake, or (b) Seller is unable to deliver acceptable title to such Seller Net Acres sufficient to cover the Performance Deposit, Seller shall be obligated to return the Performance Deposit to Chesapeake on the portion of the Performance Deposit not applied to the transaction contemplated herein.

10.

Upon the closing of the transaction contemplated herein, Seller shall agree (and, upon the delivery of an assignment of the Properties to Chesapeake, Seller shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless Chesapeake and Chesapeake’s affiliates, and their respective directors, officers, agents and employees (the “Chesapeake Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense incurred, suffered, paid by or resulting to any of the Chesapeake Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of any breach or default in any representation or warranty by the Seller set forth in this agreement, or in the performance by the Seller of any covenant or obligation set forth in this agreement; REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF THE BUYER, ANY OTHER MEMBERS OF THE BUYER INDEMNIFIED PARTIES, THE SELLER OR ANY OTHER PERSON. Likewise, upon the closing of the transaction contemplated herein, Chesapeake shall agree (and, upon the delivery by Seller to Chesapeake of an assignment of the Properties, Chesapeake shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless the Seller, the Seller’s affiliates and their respective directors, officers, agents and employees (collectively, the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense incurred, suffered, paid by or resulting to any of the Seller Indemnified

Everflow Eastern Partners LP

November 3, 2010

Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of any breach or default in any representation or warranty by Chesapeake set forth in this agreement or in the performance by the Chesapeake of any covenant or obligation set forth in this agreement; and; REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLER, ANY OTHER MEMBERS OF THE SELLER INDEMNIFIED PARTIES, BUYER OR ANY OTHER PERSON. It is agreed between the parties that if either party is required to pay, defend, indemnify, reimburse and hold harmless the other party pursuant to this paragraph, the total liability of the indemnifying party shall not exceed the aggregate Purchase Price of the transaction contemplated herein.

11.	Chesapeake reserves the right to substitute as purchaser hereunder any of its affiliates, without otherwise altering the terms and conditions of this agreement.

12.	The Properties are or as of closing will be free and clear of any mortgages, liens or other encumbrances other than as expressly permitted herein.

This offer will be considered void if not accepted by November 4, 2010. Until accepted, Chesapeake reserves the right to withdraw this offer or cancel it at any time without prior notice to Seller.

Chesapeake appreciates the opportunity to submit this offer. If acceptable, please so indicate by signing the appropriate space below and returning one (1) original to the attention of the undersigned.

Should you have any questions regarding this offer, please do not hesitate to contact Joseph Taylor at (405) 935-4871.

Very truly yours,

/s/ Shawn Fields
Shawn Fields

PSF/jft

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Everflow Eastern Partners LP

November 3, 2010

AGREED TO AND ACCEPTED THIS 3RD DAY OF NOVEMBER, 2010.

EVERFLOW EASTERN PARTNERS LP*
By:	/s/ William A. Siskovic
Name:	William A. Siskovic
Title:	President

PARENT GUARANTY

The undersigned, Chesapeake Energy Corporation, an Oklahoma corporation, parent company of Ohio Buckeye Energy, L.L.C. hereby unconditionally guarantees the performance of Ohio Buckeye Energy, L.L.C.’s, or any other affiliates, obligations under the foregoing Offer to Purchase.

CHESAPEAKE ENERGY CORPORATION, an
Oklahoma corporation

By	/s/ Shawn Fields
Shawn Fields
Vice President

* EVERFLOW EASTERN PARTNERS, L.P.

By:	Everflow Management Limited, LLC
General Partner

By:	Everflow Management Corporation
Managing Member